UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.                )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☑ Definitive Additional Materials

☐ Soliciting Material Under §240.14a-12

Welltower Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Welltower Announces Dennis G. Lopez and Ade J. Patton as Nominees to join the Board

Sharon M. Oster Will Not Seek Re-election

TOLEDO, Ohio, April 16, 2021 /PRNewswire/ — Welltower ® Inc. (NYSE: WELL) announced today that the Board of Directors has nominated Dennis G. Lopez and Ade J. Patton to be elected as directors at the upcoming Welltower 2021 Annual Meeting of Shareholders.

“The Board is delighted to nominate Dennis G. Lopez, the Chief Executive Officer of QuadReal Property Group Ltd., a global real estate, operating and development company,” said Kenneth J. Bacon, Chairman and Independent Director of the Welltower Board. “Dennis’ leadership at the helm of a global real estate platform, in addition to his thirty plus years in real estate investment management and investment banking make him extremely well qualified to serve as a Welltower director. We are equally thrilled to nominate Ade J. Patton, Executive Vice President and Chief Financial Officer of HBO Max (a global direct to consumer service at WarnerMedia, LLC), who has a unique and impressive background in strategic financial management, allocating capital in the media and technology space, and investor experience, all of which has led to his rapid ascent at WarnerMedia.”

Lopez, 66, is an accomplished executive with deep experience in all aspects of real estate management. After spending the first half of his career in real estate investment banking with J.P. Morgan, Dennis pivoted to the principal investing side. At AXA Real Estate, where Dennis served as Chief Investment Officer, he chaired the equity and debt investment committees and oversaw approximately $60 billion of acquisitions, sales and financings. In the four years since he assumed the Chief Executive Officer role at QuadReal, assets under management have more than doubled to over CAD $58 billion.

Patton, 42, is an accomplished executive with a strong combination of investor experience and financial expertise. Ade began his career at Bain & Company as a strategic consultant then transitioned to Harvard University to earn his J.D./M.B.A.. After ten years honing his investor, decision-making and strategic acumen in public equity investing at Magnetar Capital, Citadel and Millennium Management, Ade was recruited by senior management at Time Warner where he has risen from Senior Vice President, Financial Planning and Analysis at Turner Broadcasting to his current position as Executive Vice President and Chief Financial Officer of HBO Max. Ade also serves on the private board of Root Sports Northwest which is a joint venture between AT&T (owner of WarnerMedia) and the Seattle Mariners.

In addition to nominating Mr. Lopez and Mr. Patton as independent directors, the Board also nominated incumbent independent directors, Kenneth J. Bacon (Chairman), Karen B. DeSalvo, Jeffrey H. Donahue, Philip L. Hawkins, Diana W. Reid, Sergio D. Rivera, Johnese M. Spisso, and Kathryn M. Sullivan, and CEO and Chief Investment Officer, Shankh Mitra, as director.

The Company also announced that Sharon M. Oster will not seek re-election at the 2021 Annual Meeting.

“Finally, I would like to take this opportunity to express my deep gratitude to Sharon Oster who has made an immeasurable contribution to Welltower during the 27 years she has served on the Welltower Board,” added Mr. Bacon.

About Welltower

Welltower Inc. (NYSE: WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers, and health systems to fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (REIT), owns interests in properties concentrated in major, high-growth markets in the United States, Canada, and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at http://welltower.com/.

Contacts

Investor Relations – Krishna Soma, ksoma@welltower.com, (646) 677-8764; Matthew Carrus, mcarrus@welltower.com, (646) 677-8756; Media – Tara Gallagher, tgallagher@welltower.com, (646) 677-8742